Exhibit 7.14

Execution Version

NOVATION OF CONSORTIUM AGREEMENT

THIS NOVATION OF CONSORTIUM AGREEMENT (this “Agreement”) is made and effective as of October 17, 2013 (the “Effective Date”) by and among: Tiak Koon Loh for and on behalf of each of the persons identified on Schedule A (each, a “Senior Management Member” and, collectively, the “Senior Management Members”) pursuant to Section 1.04 of the Consortium Agreement (as defined below); Red Pebble Acquisition Co Pte. Ltd., an affiliate of funds managed or advised by Blackstone Singapore Pte. Ltd. or its affiliates (the “Red Pebble”); and Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd., a private limited company incorporated in Singapore, also an affiliate of funds managed or advised by Blackstone Singapore Pte. Ltd. or its affiliates (the “Sponsor”).

WHEREAS, certain of the Senior Management Members and Red Pebble are parties to the Consortium Agreement dated as of May 19, 2013 (the “Consortium Agreement”, which definition, unless the context requires otherwise, shall include the Joinder Agreements (as defined below)). Each of the other Senior Management Members has executed a Joinder Agreement dated as of May 22, 2013 to become a party to the Consortium Agreement as a “Senior Management Member” (collectively, the “Joinder Agreements”);

WHEREAS, Red Pebble and the Senior Management Members wish to novate the Consortium Agreement to the Sponsor;

WHEREAS, the Sponsor is in a position to fully perform all obligations of Red Pebble that may exist under the Consortium Agreement; and

WHEREAS, each of the Senior Management Members desires to recognize the Sponsor as the successor party to the Consortium Agreement.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                                      Novation and Transfer; Consent. Each of the Senior Management Members hereby consents and agrees to the assignment and transfer of the Consortium Agreement by Red Pebble to the Sponsor, including the transfer of all of Red Pebble’s rights, obligations and liabilities thereunder to the Sponsor.  Red Pebble, the Sponsor, and each of the Senior Management Members hereby agree that the substitute performance by Sponsor under the Consortium Agreement constitutes a complete novation of all rights, formerly owed to Red Pebble, and all obligations formerly owed by Red Pebble under the Consortium Agreement.

2.                                      Assumption.  The Sponsor agrees to be bound by and to perform the Consortium Agreement in accordance with the conditions contained in the Consortium Agreement and assumes all obligations, liabilities and duties of Red Pebble under the Consortium Agreement as if the Sponsor was the original party to the Consortium Agreement as of the Effective Date.

3.                                      Acceptance of Substitute Performance.  Each of the Senior Management Members hereby agrees that, effective as of the Effective Date, each of the Senior Management Members shall look solely to the Sponsor, as Red Pebble’s successor in interest in and to the Consortium Agreement, for the performance of the obligations under the Consortium Agreement, without recourse to Red Pebble should the Sponsor fail to perform.

4.                                      Miscellaneous.

(a)                                 Authority.  Each of Red Pebble, the Sponsor and each of the Senior Management Members represents to each other that it has full right, power and authority to execute this Agreement and to perform the obligations hereunder, without the need for any further action under its governing instruments, and that the person executing this Agreement on behalf of such party is duly authorized to do so.

(b)                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York without regard to the conflicts of laws principles thereof (other than Section 5-1401 of the General Obligations Law and any successor provision thereto).

(c)                                  Entire Agreement. This Agreement, together with the Consortium Agreement and the Joinder Agreements or joinder agreement to the Consortium Agreement executed after the date hereof, constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to it subject matters.

(d)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same agreement.

(e)                                  No Other Inducement.  The making, execution and delivery of this Agreement has been induced by no representations, statements, warranties or agreements other than those expressed herein.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective as of the date first set forth above.

/s/ Tiak Koon Loh
TIAK KOON LOH

RED PEBBLE ACQUISITION CO PTE. LTD.

By:	/s/ Pithambar Gona

Name:	PITHAMBAR GONA

Title:

BLACKSTONE CAPITAL PARTNERS (SINGAPORE) VI PRC PTE. LTD.

By:	/s/ Pithambar Gona

Name:	PITHAMBAR GONA

Title:

SCHEDULE A

SENIOR MANAGEMENT MEMBERS

Chris Shuning Chen

Tiak Koon Loh

David Lifeng Chen

Sidney Xuande Huang

Jun Su

Minggang Feng

Jian Wu

He Jin

Junbo Liu

Chu Tzer Liu

Jinsong Li